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                                                                EXHIBIT 10.1

                                   AGREEMENT


THIS AGREEMENT is made the 5th day of February 1996 between CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED ("CAT") whose registered office is at The Science Park, Melbourne, Royston, Hertfordshire, SG8 6JJ, UK, and TECHNICLONE INTERNATIONAL CORPORATION ("TCLN") of 14282 Franklin Avenue, Tustin, California.


BACKGROUND

CAT and TCLN wish to enter into a collaborative venture to produce human antibodies to replace murine antibodies currently being used in the treatment of cancer using the Tumor Necrosis Therapy ("TNT") technology on the terms and conditions set out below.

CAT has obtained rights from Genetech Inc. relating to the Cabilly patent. If a license to the Cabilly patent is required for the performance of this Agreement, CAT will use one of its options for a Cabilly license for anti-histone antibodies, if this is the most cost-effective route for obtaining such a license.

The venture is to be concerned initially with in vivo radioimmunoconjugate applications of the technology. The parties will, however, keep the venture under constant review through the Business Committee to be established pursuant to the Agreement with a view to expanding and extending the venture into broader applications of the technology which are of mutual interest.


IT IS AGREED


DEFINITIONS

In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

Antibody a molecule comprising or containing one or more immunoglobulin variable domains or parts of such domains and that binds or is intended to bind to the Antigen.

Antigen any antigen the use of antibodies against which would infringe the Techniclone Patents

CAT Patents               PCT/GB91/01134, EPO 368 684, the patents when granted
                          and any patents issuing pursuant to those patents or applications, including any division, continuation, continuation-in-part, renewal, extension, re-examination, reissue or foreign counterpart

Designated Cell-line      a cell-line intended for the production of human
                          Antibodies and designated pursuant to sub-clause
                          2.2(b) below

Direct Cost               direct cost shall mean labor, material and production
                          overhead costs which are directly attributable to manufacturing the Product for Phase III clinical





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                          trials.  "Direct Cost" does not include general and
                          administrative costs or general overhead

Effective Date            the date of signature of this Agreement

Field in vivo use of necrotic tissue using Antibodies as radioimmuno-conjugate(s), as such use is covered by the Techniclone Patents with targeting moietics applicable to the Techniclone Patents and developed pursuant to this Agreement, including without limitation antibodies TNT1, TNT2 and TNT3 chimeric and human antibodies to those antigens, including vasopermeation technology when linked to or used in conjunction with Products

Improvements              any improvements to the Field (whether or not
                          patentable) created by either or both parties pursuant to the performance of this Agreement.

Intellectual Property     the CAT Patents, the Techniclone Patents, related
                          unpatented intellectual property rights and
                          Improvements

Net Royalties             those royalties remaining after deduction of any
                          payments that are required to be made to third parties

Net Selling Price         the selling price of Products invoiced to independent
                          third parties in an arm's length transaction less:

                          (a)  cash, trade or quantity discounts;
                          (b)  credits for returns or replacements;
                          (c)  carriage, packing and insurance charges;
                          (d) sales and other similar taxes where such items are individually itemized on the appropriate invoice

Overall Field             applications relating to necrotic tissue targeting
                          covered by the Techniclone Patents other than applications in the Field

Product                   a finished product made using or incorporating one or
more Antibodies

Techniclone Patents       U.S. 5,019,368, U.S. 4,861,581, and EPO 270340 (for
                          vasopermeation. The European notice of grant has been issued -- in the U.S., the application is pending.) The patents when granted and any patents issuing pursuant to those patents or application, including any division, continuation, continuation-in-part, renewal extension, re-examination, reissue or foreign counterpart


1.       LICENSES

         1.1 Each party shall grant to the other such co-exclusive licenses to the Intellectual Property in the Field as may be necessary to allow each party to perform this Agreement and to make, have made, use and sell Products.





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         1.2     CAT acknowledges that TCLN has licensed some aspects of the
                 Field relating to chimeric antibodies in China and that such aspects will therefore not be available for license to CAT in the territory of China in relation to this Agreement.

         1.3 Each party shall give the other the first right to negotiate with regard to commercial applications of the Overall Field and the parties shall conduct good faith negotiations relating to such commercial applications.

         1.4 CAT has obtained rights from Genetech Inc. relating to the Cabilly patent. If a license to the Cabilly patent is required for the performance of this Agreement, CAT will use one of its options for a Cabilly license for anti-histone antibodies, if this is the most cost-effective route for obtaining such a license.


2.       MANAGEMENT OF THE PROJECT

         2.1 The parties shall establish a Business Committee and a Scientific Committee, each of which shall comprise an equal number of representatives (not exceeding three (3) in each case) from each party.

         2.2     The Business Committee:

                 (a) shall be responsible for the management of the project, contemplated by this Agreement;
                 (b) shall decide, in consultation with the Scientific Committee, which cell-lines shall be Designated Cell-lines as soon as reasonably practicable after TCLN has completed its evaluation of any such cell-lines pursuant to sub-clause 3.2(a) below;
                 (c) in consultation with the Scientific Committee, shall decide which Products (if any) shall be developed, manufactured and/or licensed with a view to commercial sale;
                 (d) shall be responsible for the timing and conduct of third-party negotiations relating to licensing of or other transactions connected with Products; and
                 (e) shall decide what if any intellectual property protection should be sought for Improvements;

         2.3 Any decision of the Business Committee shall be, if not unanimous, by a majority.

         2.4 If in the opinion of the Business Committee any Product would benefit from intellectual property protection, the Business Committee shall meet to review the most appropriate approach to be taken to obtaining that protection.

         2.5 The Scientific Committee shall act in an advisory capacity to the Business Committee.

         2.6 Either party may make substitutions to the membership of either Committee on notice to the other.





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         2.7     Each Committee shall meet at least twice a year at locations to be mutually agreed not less than thirty (30) days before each meeting. Meetings shall be more frequent in circumstances referred to elsewhere in this Agreement. Each party shall bear the expenses associated with its own members' attendance at any such meetings.


3.       OBLIGATIONS OF THE PARTIES

         3.1     CAT shall at its expense:

                 (a) use all reasonable endeavors to isolate human Antibodies at least equivalent in terms of affinity and specificity to the murine antibodies known as TNT1, TNT2 and TNT3;
                 (b) within two (2) years of the Effective Date use all reasonable endeavors to construct mammalian cell-line(s) suitable for the production of human antibodies (if any) isolated pursuant to sub-clause 3.1(a) above;
                 (c) supply to TCLN cell-lines constructed pursuant to sub-clause 3.1(b) above; and
                 (d) provide the Business Committee with any information it may reasonably request to assist in evaluation of any cell-line for designation as a Designated Cell-line.

         3.2 TCLN shall at its expense as soon as reasonably practicable after the provision of any cell-line to it by CAT:

                 (a) evaluate that cell-line as a candidate for a Designated Cell-line and provide the Business Committee with any information it may reasonably request to assist in evaluation of any cell-line for designation as a Designated Cell-line;
                 (b) within one (1) year of the designation of any cell-line as a Designated Cell-line develop manufacturing process(es) in eukaryotic cells from such Designated Cell-lines; and
                 (c) manufacture sufficient quantities of human Antibodies from Designated Cell-lines to allow toxicological testing and the performance of Phase I and Phase II clinical trials.

         3.3 If CAT and TCLN agree to develop any Product through Phase III clinical trials, then TCLN agrees to manufacture and supply sufficient quantities of Product for the Phase III clinical trials at its Direct Cost. CAT and TCLN agree to fund TCLN's Direct Cost in the same percentage as their percentage of ownership.

         3.4 Any Designated Cell-line will have a specific production rate of at least ten (10) picograms per cell per day determined in a standard assay.

         3.5 Both parties shall fund fifty percent (50%) each of the cost of external work necessary for the performance of this Agreement, such work to include (without limitation) the cost of any necessary work to be done in Dr Alan Epstein's





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                 laboratory in connection with the Field and clinical trials as decided by the Business Committee.

         3.6 Both parties shall prosecute and maintain protection for the Intellectual Property for which it is responsible and each party shall bear fifty percent (50%) of the cost of applying for and maintaining any intellectual property protection in relation to Improvements.


4.       MANUFACTURING OF PRODUCTS

         4.1 TCLN shall have and retain the manufacturing rights for Products in mammalian cells. TCLN shall at its expense make all necessary arrangements to allow it so to manufacture Products, including without limitation obtaining any necessary licenses required from third parties.

         4.2 In the absence of prior express written agreement, manufacturing costs for each Product shall be the greater of
                 (i) a minimum of twenty-three percent (23%) of the Net Selling Price of the relevant Product, including any royalties payable to third parties to allow manufacture of Products by TCLN, or
                 (ii) the average of the industry standard for similar products.

         4.3 Notwithstanding anything else contained in this Agreement, TCLN shall lose manufacturing rights if a third party is able to commit, prior to Phase III clinical trials, to manufacturing for less than or equal to half the cost of TCLN's cost of manufacture of the relevant Product and TCLN is unwilling to meet such commitment.

         4.4 TCLN shall be solely liable for any and all claims which arise from manufacturing of the Product. Except for its liability as a manufacturer, TCLN shall be jointly liable with CAT for any claims arising from the Products. Such liability shall be in proportion to TCLN's interest in this venture. TCLN shall maintain appropriate product liability insurance in relation to the Products and shall make such policy of insurance available to CAT for inspection on request.

         4.5 If any Product requires manufacture in non-mammalian cells, the parties shall each fund fifty percent (50%) of the cost of development of processes and manufacture. Neither party shall have manufacturing rights in these circumstances.


5.       OWNERSHIP OF PRODUCTS AND REVENUE SHARING

         5.1 Except for TCLN's right to manufacture the Products, each party shall own a fifty-percent (50%) share of each Product, it being agreed that the contributions of the parties under clause 3 above are of equivalent value.

         5.2 If in the opinion of either party any Product is patentable, that party shall notify the other of its opinion. The parties shall then meet to agree the appropriate course of action in relation to that Product.





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         5.3     If either party decides to sell, grant an exclusive license or otherwise transfer their ownership of the Product, then, prior to any such transfer, the party proposing to transfer ownership (the "Transferring Party") must offer the other party to this Agreement (the "Non-Transferring Party") the right to acquire the ownership of the Product at the same price and on the same terms and conditions as the Transferring Party as have been offered by the Transferring Party to a third party transferee (the "Third Party Transferee"). If the Non-Transferring Party and the Third Party Transferee decline to accept such offer and the Transferring Party changes the price or the terms of such offer, then the Transferring Party shall again offer the Non- Transferring Party the right to purchase the ownership of the Product at the price and on the same terms and conditions as the Transferring Party is now offering.

         5.4 After the obligations referred to in clause 3 above have been satisfied, if either party during Phase I and Phase II clinical trials declines or is unable to continue to contribute to the development of a Product ("the Declining Party"), then except for TCLN's manufacturing rights, the other party shall own the development and/or sale of the relevant Product ("Ownership Party") and the Declining Party shall be deemed to have granted any necessary licenses or other intellectual property rights as may be required by the other party.

         5.5 The Ownership Party must use its most reasonable business efforts to develop the Product. If the Ownership Party fails to use its most reasonable business efforts to develop the Product or discontinues developing the Product, the Declining Party will have its ownership of the Product reinstated in the proportion that the Declining Party's financial contribution to the development of the specific Product bears from time to time to the total financial contribution made by both parties to the development of the specific Product.

         5.6 The revenue sharing percentage of the Declining Party in relation to specific Products shall, for the balance of the duration of this Agreement, be reduced pro-rata to the proportion that the Declining Party's financial contribution to the development of the specific Product bears from time to time to the total financial contribution made by both parties to the development of the specific Product; provided, however, that the revenue sharing percentage shall not be reduced to less than twenty-five percent (25%) of what it would have otherwise been.

         5.7 Except as provided for in sub-clause 5.8 below, both parties shall share equally in any revenues (including without limitation sales revenues and licensing fees) generated by any Products.

         5.8 In the event that TCLN is manufacturing the Product(s), CAT shall be entitled to receive and/or retain Net Royalties to the extent of five percent (5%) of the Net Selling Price of any Product(s). TCLN shall be entitled to receive and/or retain Net Royalties in excess of five percent (5%) of the Net Selling Price of any Product(s) and up to ten percent (10%) of the Net Selling Price of any Product(s). The parties shall share equally Net Royalties in excess of ten percent (10%) of the Net Selling Price of Product(s).





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         5.9     The parties shall account to each other within thirty (30)
                 days of 31 December and 30 June in each calendar year beginning with the calendar year of the first receipts pursuant to sub-clause 5.7 or 5.8 above (as the case may be) by either party and, if either party owes any revenue share to the other, such amount shall be paid within thirty (30) days of the accounts referred to in this sub-clause having been rendered by both parties.

         5.10 Either party may, not more than once in each calendar year in which accounts are rendered pursuant to sub-clause 5.9 above, have audited at a mutually convenient time by an independent accountant bound by acceptable provisions as to confidentiality, the books of account and records kept by the other party in relation to revenues receivable contemplated by this Agreement. Should any adjustment be found to be necessary, the sum due shall be remitted by the appropriate party within thirty (30) days of the conclusion of the relevant audit.

         5.11 In the event that either party to this Agreement desires to acquire the marketing rights, such party shall make an offer to this venture to obtain such marketing rights. The offer shall contain the terms, conditions and consideration offered by the offering party to obtain the marketing rights. Upon the joint venture receiving this offer, the parties hereto agree that the non-offering party is afforded the right to obtain the marketing rights pursuant to the terms, conditions and for the consideration offered by the other party. If the non-offering party declines to obtain the marketing rights, then the offering party may obtain the marketing rights from this venture on the terms, conditions and for the consideration proposed.


6.       PROVISIONS RELATING TO INTELLECTUAL PROPERTY

         6.1 During the term of this Agreement, neither party shall work with any third party on the subject-manner of this Agreement, nor shall it make available to any third party any license relating to the Field without the express prior written consent of the other.

         6.2 If either party becomes aware that any intellectual property rights relating to the Intellectual Property are being infringed by a third party, that party shall inform the Business Committee accordingly. The Business Committee shall meet as soon as possible to review what action should be taken in respect of such infringement.


7.       CONFIDENTIALITY AND PUBLICITY

         7.1 Each party undertakes to treat any and all confidential information communicated to it by the other party as strictly confidential and not to divulge it to any third party for any purpose whatsoever and not to make use of such information or any part of it for any purpose other than for the performance of this Agreement.

         7.2     The undertakings in sub-clause 7.1 above shall not apply to:





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                 (a)      information that at the time of disclosure is
                          published or otherwise generally available to the public;
                 (b) information which after disclosure by the discloser is published or otherwise becomes generally available to the public, otherwise than through any act or omission on the part of the recipient;
                 (c) information that the recipient can show was in its possession at the time of disclosure and which was not acquired directly or indirectly from the discloser; or
                 (d) information rightly acquired from others who did not obtain it under a pledge of secrecy to the discloser.

         7.3 Except as required by law, neither party may disclose the terms of this Agreement without the prior written consent of the other, such consent not to be unreasonably withheld. Either party shall have the right to issue a press release or other public statement concerning this Agreement provided that the content of such release or statement has first been agreed by the other party, such agreement not to be unreasonably withheld or delayed.


8.       DURATION AND TERMINATION

         8.1 Unless terminated earlier in accordance with any of the other provisions of this clause 8, this Agreement shall expire with the last to expire of the Techniclone Patents or any patents relating to Improvements or fifteen years from the Effective Date, which ever is the latest.

         8.2 Either party may terminate this Agreement immediately on notice to the other if the other party is in irremediable breach of any of the provisions of this Agreement or, if the breach can be remedied, it is not remedied within thirty (30) days after the giving of notice to remedy.

         8.3 Either party may terminate this Agreement on notice to the other if the other goes into administration, receivership or liquidation (or any analogous proceedings in the appropriate jurisdiction) other than liquidation for the purposes of reconstruction or amalgamation.

         8.4 Termination of this Agreement shall be without prejudice to any rights or either party that have accrued prior to such termination.


9.       GENERAL PROVISIONS

         9.1 Any notices to be given under this Agreement shall be in writing and shall be delivered in person, by first class registered mail or by facsimile. Notices delivered in person shall be effective on receipt, by mail seven days after posting and by facsimile, at the beginning of the working day immediately following transmission.

         9.2 The waiver of any right by either party shall not constitute a continuing waiver of the right waived.





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         9.3     This Agreement shall not be capable of assignment by either party without the prior written consent of the other, except that either party may assign this Agreement in whole or in part to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

         9.4 Neither party shall be liable for failure to perform any of its obligations under this Agreement if such failure is due to circumstances beyond that party's control. Performance of any such obligation shall be suspended for the duration of the circumstances beyond that party's control, after which the party affected shall be obliged to fulfil its obligations so suspended.

         9.5 If any provision of this Agreement is found to be invalid by a court of competent jurisdiction, the remaining provisions shall continue to be fully effective.

         9.6 The parties shall attempt to resolve any dispute or difference between them arising out of this Agreement by negotiation. Should such attempted resolution be unsuccessful, the parties agree to refer the dispute or difference to an alternative dispute resolution procedure (including, without limitation, mediation or arbitration) before having recourse to litigation.

         9.7 Clause headings are for ease of reference only and shall not affect the interpretation of this Agreement.

         9.8 This Agreement embodies the entire agreement between the parties relating to the subject-matter covered by it.

         9.9     This Agreement shall be governed by English Law.


         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 5, 1996.


                          "TCLN"  TECHNICLONE INTERNATIONAL CORPORATION


                                        By:   /s/ LON STONE
                                            ---------------------------
                                            Lon Stone
                                            Its: President


                          "CAT"   CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED


                                        By:   /s/ DAVID CHISWELL
                                            ---------------------------
                                            David Chiswell
                                            Its:  Chief Operating Officer





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